Exhibit 3.1

CERTIFICATE OF DETERMINATION OF PREFERENCES

OF

4.875% FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED

STOCK, SERIES C

OF

SEMPRA ENERGY

Pursuant to Section 401 of the Corporations Code of the State of California, the undersigned, Bruce E. MacNeil, Vice President and Treasurer, and Jennifer F. Jett, Vice President – Governance and Corporate Secretary, of SEMPRA ENERGY, a California corporation (the “Corporation”), do hereby certify:

FIRST: The Amended and Restated Articles of Incorporation of the Corporation authorize the issuance of 50,000,000 shares of stock, designated “preferred stock,” issuable from time to time in one or more series, and authorize the Board of Directors of the Corporation to fix the number of shares constituting any such series, to determine the designation of any such series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series of such preferred stock.

SECOND: A duly authorized committee of the Board of Directors of the Corporation (the “Committee”) did duly adopt the following resolutions authorizing and providing for the creation of a series of preferred stock to be known as “4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C”, the number of shares of such series being 900,000, unless increased as permitted by the terms of Exhibit A hereto and authorized by the Board of Directors or a duly authorized committee thereof, none of the shares of such series having been issued:

NOW, THEREFORE, BE IT RESOLVED, that, as more fully provided in Exhibit A hereto, there is hereby created a series of Preferred Stock of the Corporation to be known as the “4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”), and the number of shares of the Series C Preferred Stock shall be 900,000, unless increased as permitted by the terms of Exhibit A hereto and authorized by the Board of Directors or a duly authorized committee thereof.

RESOLVED FURTHER, pursuant to the authority vested in the Board of Directors of the Corporation according to the provisions of its Amended and Restated Articles of Incorporation and delegated to this Committee pursuant to resolutions duly adopted by the Board of Directors of the Corporation, this Committee does hereby create, authorize and provide for the issuance of the Series C Preferred Stock having the rights, preferences, privileges, restrictions and other terms set forth in Exhibit A hereto and incorporated by reference herein, and the terms of the shares of Series C Preferred Stock, including without limitation, the liquidation value per share of Series C Preferred Stock, the dividend rate (including the terms on which such dividend rate shall be reset from time to time) and dividend payment dates of the Series C Preferred Stock, the dates on which the Series C Preferred Stock may be redeemed at the option of the Corporation, and the redemption price or prices of the Series C Preferred Stock shall be as set forth in Exhibit A hereto.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate in the City of San Diego, State of California, this June 11, 2020.

/s/ Bruce E. MacNeil
Name:	Bruce E. MacNeil
Title:	Vice President and Treasurer

/s/ Jennifer F. Jett
Name:	Jennifer F. Jett
Title:	Vice President – Governance and Corporate Secretary

[Signature Page to Certificate of Determination]

EXHIBIT A

Section 1.    General Matters; Ranking. Each share of the Series C Preferred Stock shall be identical in all respects to every other share of the Series C Preferred Stock. The Series C Preferred Stock, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (a) senior to each class or series of Junior Stock; (b) on parity with each class or series of Parity Stock; (c) junior to each class or series of Senior Stock; and (d) junior to the Corporation’s existing and future indebtedness and other liabilities.

Section 2.    Standard Definitions. As used herein with respect to the Series C Preferred Stock:

“Agent Members” shall have the meaning set forth in Section 16.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-laws” means the By-laws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means, at any time, the Person appointed by the Corporation and serving as such agent with respect to the Series C Preferred Stock at such time.

“Certificate of Determination” means the Certificate of Determination of which this Exhibit A forms a part establishing the terms of the Series C Preferred Stock.

“Charter” means the Amended and Restated Articles of Incorporation of the Corporation, as the same may be amended, modified or restated from time to time.

The term “close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, no par value, of the Corporation.

“Corporation” means Sempra Energy, a California corporation.

“Depositary” means DTC or any successor thereto as depositary for the Global Preferred Shares, in each case including, unless otherwise expressly stated or the context otherwise requires, its nominee.

“Dividend Disbursing Agent” means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed dividend disbursing agent for the Series C Preferred Stock, and any successor appointed under Section 9.

“Dividend Payment Date” means April 15 and October 15 of each year, commencing on October 15, 2020.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date of the Series C Preferred Stock.

“Dividend Rate” shall have the meaning set forth in Section 3(a).

“DTC” means The Depository Trust Corporation or any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“First Reset Date” means October 15, 2025.

“Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets, as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate shall be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate shall be the same interest rate determined for the prior Reset Dividend Determination Date.

“Global Preferred Shares” shall have the meaning set forth in Section 16.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

“Holder” means each Person in whose name any share of the Series C Preferred Stock is registered, who shall be treated by the Corporation and the Registrar as the absolute owner of such share of the Series C Preferred Stock for the purpose of making payment and for all other purposes.

“Initial Issue Date” means June 19, 2020, the original issue date of shares of the Series C Preferred Stock.

“Junior Stock” means (a) the Common Stock; and (b) each other class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 7(a).

“Liquidation Preference” means, as to the Series C Preferred Stock, $1,000.00 per share thereof.

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Nonpayment” shall have the meaning set forth in Section 8(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Section 8(b)(iv).

“Officer” means the Chairman, the Vice Chairman, the President, the Chief Financial Officer, a Vice President, the Secretary, an Assistant Secretary or an Assistant Treasurer of the Corporation.

“Par Call Period” means any period from and including the July 15 immediately preceding a Reset Date through and including such Reset Date.

“Parity Stock” means the Corporation’s outstanding 6% Mandatory Convertible Preferred Stock, Series A and 6.75% Mandatory Convertible Preferred Stock, Series B and each class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank on parity with the Series C Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” means the preferred stock of the Corporation.

“Preferred Stock Directors” shall have the meaning set forth in Section 8(b)(i).

“Prospectus Supplement” means the preliminary prospectus supplement dated June 10, 2020, as supplemented by the related pricing term sheet dated June 10, 2020, relating to the initial offering and sale of the Series C Preferred Stock.

“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, or in any successor provision thereto, that then publishes a rating for the Corporation (a “Rating Agency”), amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series C Preferred Stock, which amendment, clarification or change results in:

(a)    the shortening of the length of time the Series C Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series C Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the Initial Issue Date of the Series C Preferred Stock; or

(b)    the lowering of the equity credit (including up to a lesser amount) assigned to the Series C Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the Initial Issue Date of the Series C Preferred Stock.

“Record Date” means, with respect to any Dividend Payment Date, the April 1 and October 1 immediately preceding the applicable April 15 and October 15 Dividend Payment Date, respectively. These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of the Series C Preferred Stock as such Holder appears on the stock register of the Corporation at the close of business on the related Record Date.

“Redemption Date” means any date fixed for redemption of any shares of Series C Preferred Stock pursuant to the provisions of Section 5.

“Registrar” initially means American Stock Transfer & Trust Company LLC, the Corporation’s duly appointed registrar for the Series C Preferred Stock and any successor appointed under Section 9.

“Reset Date” means the First Reset Date and October 15 of every fifth year after 2025.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date the terms of which expressly provide that such class or series shall rank senior to the Series C Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Series C Preferred Stock” means a series of Preferred Stock, no par value, designated as “4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C”.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Transfer Agent” shall initially mean American Stock Transfer & Trust Company LLC, the Corporation’s duly appointed transfer agent for the Series C Preferred Stock and any successor appointed under Section 9.

“Voting Preferred Stock” means any series of Preferred Stock, other than the Series C Preferred Stock, ranking equally with the Series C Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable. For the avoidance of doubt, Voting Preferred Stock includes the Corporation’s outstanding 6% Mandatory Convertible Preferred Stock, Series A and the Corporation’s outstanding 6.75% Mandatory Convertible Preferred Stock, Series B.

Section 3.    Dividends.

(a)    Rate. Subject to the rights of holders of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to dividends, Holders shall be entitled to receive, when, as and if declared by the Board of Directors (or an authorized committee thereof) out of funds of the Corporation legally available for payment, cumulative cash dividends at the Dividend Rate on the Liquidation Preference per share of the Series C Preferred Stock. Declared dividends on the Series C Preferred Stock shall be payable semi-annually in arrears on each Dividend Payment Date at the Dividend Rate, and dividends shall accumulate daily from and including the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date (or such other date as may be set forth in the certificate evidencing the relevant shares of Series C Preferred Stock ), whether or not in any Dividend Period or Dividend Periods there have been funds legally available for the payment of such dividends. Declared dividends shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Record Date. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The Dividend Rate on the Series C Preferred Stock from and including the Initial Issue Date to, but excluding, the First Reset Date shall be 4.875% per annum of the Liquidation Preference. On and after the First Reset Date, the dividend rate on the Series C Preferred Stock for each Reset Period shall be a per annum rate equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date, plus a spread of 4.550%, of the Liquidation Preference. “Dividend Rate” means the per annum dividend rate on the Series C Preferred Stock from time to time, as determined pursuant to this paragraph.

The applicable Dividend Rate for each Reset Period shall be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the Calculation Agent shall notify the Corporation of the Dividend Rate for the Reset Period. The Calculation Agent’s determination of any Dividend Rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Reset Date shall be on file at the Corporation’s principal offices, shall be made available to any Holder or beneficial owner of the Series C Preferred Stock upon request and shall be final and binding in the absence of manifest error.

The Corporation shall give notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Dividend Determination Date to the Transfer Agent and Registrar for the Series C Preferred Stock and the Holders.

Dividends payable on the Series C Preferred Stock for any Dividend Period (or portion thereof) shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Accumulations of dividends on shares of the Series C Preferred Stock shall not bear interest.

Dividends on the Series C Preferred Stock shall be cumulative (i) whether or not the Corporation has earnings, (ii) whether or not the payment of such dividends is then permitted under California law, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any agreements to which the Corporation is a party prohibit the current payment of dividends, including any agreement relating to the Corporation’s indebtedness. Accordingly, if the Board of Directors (or an authorized committee thereof) does not declare a dividend on the Series C Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the Corporation’s liquidation, winding-up or dissolution (or earlier redemption of such shares of Series C Preferred Stock), to the extent not paid prior to such liquidation, winding-up or dissolution or earlier redemption, as the case may be.

No dividend shall be declared or paid on, or any sum of cash set aside for the payment of dividends on, any outstanding shares of Series C Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid on, or a sufficient sum of cash has been set aside for the payment of such dividends on, all outstanding shares of Series C Preferred Stock.

(b)    Priority of Dividends. So long as any share of the Series C Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on Common Stock or any other Junior Stock, and no Common Stock or any other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid, or a sufficient sum of cash has been set aside for the payment of such dividends, on all outstanding shares of the Series C Preferred Stock. The foregoing limitation shall not apply to (i) any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share; (ii) purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock; (iv) any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) purchases of Common Stock or other Junior Stock pursuant to a contractually binding requirement to buy Common Stock or other Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than for the Corporation or any of its subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and (viii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares.

When dividends on shares of the Series C Preferred Stock (A) have not been declared and paid in full on any Dividend Payment Date; or (B) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the Holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the shares of Series C Preferred Stock such that the respective amounts of such dividends declared on the shares of Series C Preferred Stock and such Parity Stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Series C Preferred Stock and such Parity Stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate.

Subject only to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or an authorized committee thereof) may be declared and paid on any securities, including Common Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends declared on securities other than the Series C Preferred Stock.

No dividends on the Series C Preferred Stock shall be declared and paid (or declared and a sufficient sum of cash set aside for the payment thereof) at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness, prohibit such declaration and payment (or declaration and setting aside of a sufficient sum of cash for the payment thereof) or if the declaration and payment (or the declaration and setting aside of a sufficient sum of cash for the payment thereof) would constitute a breach of or default under any such agreement or be restricted or prohibited by law.

(c)    Any declared dividend (or any portion of any declared dividend) on the shares of Series C Preferred Stock, whether for a current Dividend Period or any prior Dividend Period shall be paid by the Corporation in cash.

Section 4.    Calculation Agent.

Unless the Corporation has validly called all shares of the Series C Preferred Stock for redemption during the first Par Call Period, the Corporation will appoint a Calculation Agent for the Series C Preferred Stock prior to the Reset Dividend Determination Date preceding the First Reset Date. The Corporation may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time. The Corporation may appoint itself or any of its affiliates as Calculation Agent.

Section 5.    Optional Redemption.

The Corporation may, at its option, redeem the Series C Preferred Stock:

(a)	in whole or in part, from time to time, on any day during any Par Call Period at a redemption price in cash equal to $1,000 per share; or

(b)

in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Ratings Event, or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $1,020 per share (102% of the Liquidation Preference), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such Redemption Date; provided that, notwithstanding the foregoing, if a Redemption Date for any shares of Series C Preferred Stock occurs subsequent to a Record Date and on or prior to the next succeeding Dividend Payment Date, then the full amount of accumulated and unpaid dividends (whether or not declared) on such shares of Series C Preferred Stock to, but excluding, such Dividend Payment Date shall be paid on such Dividend Payment Date to the Persons who were the Record Holders of such shares at the close of business on such Record Date and such accumulated and unpaid dividends shall not constitute a part of the redemption price of such shares.

Section 6.     Redemption Procedures.

If the Series C Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the Holders of the Series C Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the Redemption Date (provided that, if the Series C Preferred Stock is in the form of Global Preferred Shares, the Corporation may give such notice in any manner permitted or required by the Depositary). Each notice of redemption shall include a statement setting forth:

(a)    the Redemption Date;

(b)    the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares of Series C Preferred Stock held by such Holder are to be redeemed, the number of such shares of Series C Preferred Stock to be redeemed from such Holder;

(c)    the redemption price;

(d)    the place or places where Holders may surrender certificates evidencing the Series C Preferred Stock for payment of the redemption price or, in the case of Series C Preferred Stock held in the form of Global Preferred Shares, that Holders must follow the applicable procedures of the Depositary to deliver such shares for payment of the redemption price; and

(e)    that dividends on the shares of Series C Preferred Stock to be redeemed shall cease to accumulate from and after such Redemption Date.

If notice of redemption of any shares of Series C Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the Holders of the shares of Series C Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends shall cease to accrue on such shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series C Preferred Stock shall terminate, except for (i) the right of the Holders thereof to receive the amount payable on such redemption, without interest and (ii) if the Redemption Date occurs subsequent to a Record Date and on or prior to the next succeeding Dividend Payment Date, the right of the Persons who were the Record Holders of such shares at the close of business on such Record Date to receive, on such Dividend Payment Date, the full amount of accumulated and unpaid dividends (whether or not declared) on such shares to, but excluding, such Dividend Payment Date. Any funds unclaimed at the end of one year from the Redemption Date shall, to the extent permitted by law, be released by the Corporation, after which time the Holders of such Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such Series C Preferred Stock. If a Redemption Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

In case of any redemption of only part of the Series C Preferred Stock at the time outstanding, the Series C Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series C Preferred Stock is in the form of Global Preferred Shares, in accordance with the applicable procedures of the Depositary). If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

These redemption procedures shall apply in lieu of those provided in Sections 509(b), (c) and (d) of the California Corporations Code (or any successor provisions thereto) and the provisions of such Sections of the California Corporations Code (or any successor provisions thereto) shall not be applicable to the Series C Preferred Stock.

Section 7.    Liquidation, Dissolution or Winding-Up.

(a)    In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive the Liquidation Preference per share of the Series C Preferred Stock, plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends (whether or not declared) on such shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation legally available for distribution to its shareholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b)    If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (i) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Series C Preferred Stock and (ii) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for such liquidation, winding-up or dissolution) on, all other Parity Stock are not paid in full, the Holders and all holders of any such other Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c)    After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for each of such Holder’s shares of Series C Preferred Stock, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)    Neither the sale, lease or exchange of all or substantially all of Corporation’s assets, nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

Section 8.    Voting Rights.

(a)    General. Holders shall not have any voting rights except as set forth in this Section 8 and as otherwise from time to time specifically required by California law.

(b)    Right to Elect Two Directors Upon Nonpayment.

(i)    Whenever dividends on any shares of the Series C Preferred Stock (A) have not been declared and paid, or (B) have been declared but a sum of cash sufficient for payment thereof has not been set aside for the benefit of the Holders on the applicable Record Date, for the equivalent of three or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the authorized number of directors of the Board of Directors shall, at the next annual meeting of the shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and Holders, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, shall be entitled, at the Corporation’s next annual meeting or at a special meeting of shareholders, if any, to fill such newly created directorships by electing two additional members of the Board of Directors (the “Preferred Stock Directors”); provided, however, that the election of any such directors will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided, further, that the Board of Directors shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the holders of record of at least 25% in voting power of the then outstanding Series C Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of shareholders be called to elect such Preferred Stock Directors (provided, however, that if the next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by the By-laws, shall, instead, be included in the agenda for and shall be held at such scheduled annual or special meeting of shareholders). The Preferred Stock Directors will stand for reelection annually, and at each subsequent annual meeting of the shareholders, so long as the Holders continue to have such voting rights.

(ii)    At any meeting at which the Holders are entitled to elect Preferred Stock Directors, the holders of record of a majority in voting power of the then outstanding shares of the Series C Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of a majority in voting power of the Series C Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors. Whether a plurality, majority or other portion in voting power of the Series C Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter or whether a quorum is present at any meeting shall be determined by reference to the respective liquidation preference amounts of the Series C Preferred Stock and such other Voting Preferred Stock voted.

(iii)    Any request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of the Series C Preferred Stock or other series of Voting Preferred Stock then outstanding, and delivered to the Corporation in such manner as provided for in Section 11 below, or as may otherwise be required by law.

(iv)    If and when all accumulated and unpaid dividends on the Series C Preferred Stock have been paid in full (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the Holders and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the authorized number of directors on the Board of Directors shall automatically decrease by two.

(v)    Any Preferred Stock Director may be removed at any time, with cause as provided by law or without cause with the approval (as defined in Section 152 of the California Corporations Code (or any successor provision thereto)) of the outstanding shares of Series C Preferred Stock and any other series of Voting Preferred Stock (voting together as a single class), when they have the voting rights set forth above; provided, that, notwithstanding the foregoing, no Preferred Stock Director may be removed (unless the entire Board of Directors is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the Preferred Stock Director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the Preferred Stock Director’s most recent election were then being elected. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Series C Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights set forth above; provided, however, that the filling of each vacancy will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. Any such vote of shareholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preferred Stock Directors after a Nonpayment (provided, that such request is received at least 90 days before the date fixed for the next annual or special meeting of shareholders, failing which such election shall be included in the agenda for and shall be held at the next scheduled annual or special meeting of shareholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of shareholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated and such Preferred Stock Director shall not have been removed from such office, in each case as above provided.

(c)    Other Voting Rights. So long as any shares of the Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding Series C Preferred Stock and all other series of Voting Preferred Stock (subject to the last paragraph of this Section 8(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such shareholders, shall be necessary for effecting or validating:

(i)    Authorization of Senior Stock. Any amendment or alteration of the Charter, including this Certificate of Determination, so as to authorize or create, or increase the authorized amount of, any class or series of Senior Stock;

(ii)    Amendment of the Series C Preferred Stock. Any amendment, alteration or repeal of any provision of the Charter, including this Certificate of Determination, so as to adversely affect the special rights, preferences, privileges or voting powers of the

Series C Preferred Stock; or

(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the shares of the Series C Preferred Stock, or of a merger or consolidation of the Corporation with or into another entity, unless in each case (x) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Series C Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent, and (y) the shares of the Series C Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Series C Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that, for the avoidance of doubt, for all purposes of this Section 8(c), (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the amount of the Corporation’s authorized Series C Preferred Stock or the issuance of any additional shares of the Series C Preferred Stock or (3) the authorization or creation of any class or series of Parity Stock or Junior Stock, any increase in the amount of authorized but unissued shares of such class or series of Parity Stock or Junior Stock or the issuance of any shares of such class or series of Parity Stock or Junior Stock shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Series C Preferred Stock, and shall not require the affirmative vote of the Holders.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(c) would adversely affect (or cause to be materially less favorable, as applicable) the rights, preferences, privileges or voting powers of one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected (or the terms of which would be materially less favorable, as applicable) and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

Without the consent of the Holders, to the fullest extent permitted by applicable law and so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series C Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement, or repeal any terms of the Series C Preferred Stock, including by way of amendment to this Certificate of Determination, for the following purposes:

(i)    to cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Determination establishing the terms of the Series C Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Determination;

(ii)    to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of the Charter, including this Certificate of Determination; or

(iii)    to waive any of the Corporation’s rights with respect thereto.

In addition, without the consent of the Holders of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock, including by way of amendment to this Certificate of Determination, in order to conform the terms thereof to the description of the terms of the Series C Preferred Stock set forth under “Description of Series C Preferred Stock ” in the Prospectus Supplement.

(d)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-laws, applicable law and the rules of any national securities exchange or other trading facility on which the Series C Preferred Stock is listed or traded at the time.

Section 9.    Transfer Agent, Registrar, and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Dividend Disbursing Agent for the Series C Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Dividend Disbursing Agent, as the case may be; provided, however, that if the Corporation removes American Stock Transfer & Trust Company, LLC, the Corporation shall appoint a successor transfer agent, registrar or dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

Section 10.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of the Series C Preferred Stock as the true and lawful owner thereof for all purposes.

Section 11.    Notices. The Corporation shall send all notices or communications to Holders of the Series C Preferred Stock pursuant to this Certificate of Determination in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Series C Preferred Stock. However, in the case of Series C Preferred Stock in the form of Global Preferred Shares, the Corporation shall be permitted to send notices or communications to Holders pursuant to the procedures of the Depositary, and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing.

Section 12.    No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 13.    Other Rights. The shares of the Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 14.    Stock Certificates.

(a)    Shares of the Series C Preferred Stock shall initially be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

(b)    Stock certificates representing shares of the Series C Preferred Stock shall be signed by the Chairman, the Vice Chairman, the President or a Vice President, and by the Chief Financial Officer, Secretary, an Assistant Secretary or an Assistant Treasurer, in accordance with the By-laws and applicable California law, by manual or facsimile signature.

(c)    A stock certificate representing shares of the Series C Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Series C Preferred Stock shall be dated the date of its countersignature.

(d)    If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

Section 15.    Replacement Certificates. If physical certificates are issued, and any of the Series C Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of the Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

Section 16.    Book-Entry Form.

(a)    Subject to Section 16(d), the shares of Series C Preferred Stock offered and sold pursuant to the Prospectus Supplement, and, except as otherwise directed by the Board of Directors (or an authorized committee thereof), all other shares of Series C Preferred Stock shall be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with the Depositary, represented by one or more stock certificates in global form registered in the name of the Depositary or a nominee of the Depositary bearing a legend substantially in the form of the global securities legend set forth in Exhibit A. The aggregate number of shares of the Series C Preferred Stock represented by each stock certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and

Transfer Agent on Schedule I attached to the stock certificate.

(b)    Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Determination, with respect to any Global Preferred Shares, and the Depositary shall be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of the Series C Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial ownership interest in any shares of the Series C Preferred Stock. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series C Preferred Stock, this Certificate of Determination or the Charter.

(c)    Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to the Depositary, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(d)    If the Depositary is at any time unwilling or unable to continue as depositary for the Global Preferred Shares or the Depositary ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Corporation within 90 days, the Corporation shall issue certificated shares in lieu of the Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates, in substantially the form attached hereto as Exhibit A, representing an equal aggregate Liquidation Preference. Such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

Section 17.    Miscellaneous.

(a)    The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of the Series C Preferred Stock or certificates representing such shares.

(b)    The Liquidation Preference and the Dividend Rate each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

Section 18.    Withholding Taxes. Notwithstanding anything to the contrary, if the Corporation or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner, the Corporation or other applicable withholding agent may, at its option, set off such payments against payments of cash on the Series C Preferred Stock.

Exhibit A

[FORM OF FACE OF

4.875% FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED

STOCK, SERIES C CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED SHARES – UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC OR NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]

[INCLUDE FOR GLOBAL PREFERRED SHARES – THE CORPORATION SHALL FURNISH A FULL STATEMENT ABOUT CERTAIN RESTRICTIONS ON OWNERSHIP AND TRANSFERABILITY TO A STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE.]

THE SHARES OF 4.875% FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, SERIES C ARE SUBJECT TO REDEMPTION AT THE OPTION OF THE CORPORATION (AS DEFINED BELOW) AT THE TIMES AND REDEMPTION PRICES, AND ON TERMS AND CONDITIONS, SET FORTH IN THE CERTIFICATE OF DETERMINATION (AS DEFINED BELOW).

[Initial] Number of Shares of 4.875% Fixed-Rate Reset
Certificate Number [__]	Cumulative Redeemable Perpetual Preferred Stock: [__]
CUSIP: 816851 BK4
ISIN: US816851BK46

SEMPRA ENERGY

4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C

(Liquidation Preference as specified below)

Sempra Energy, a California corporation (the “Corporation”), hereby certifies that [__] (the “Holder”), is the registered owner of [__] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, with a Liquidation Preference of

$1,000.00 per share (the “Series C Preferred Stock”). The shares of the Series C Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Determination of Preferences of 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C of Sempra Energy dated June 11, 2020, as the same may be amended from time to time (the “Certificate of Determination”). Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Determination. The Corporation will provide a copy of the Certificate of Determination to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the provisions of the Series C Preferred Stock set forth on the reverse hereof and in the Certificate of Determination, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Determination, then the terms of the Certificate of Determination will control to the extent of such conflict.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Determination and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned this certificate, these shares of the Series C Preferred Stock shall not be entitled to any benefit under the Certificate of Determination or be valid or obligatory for any purpose.

* * *

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Officers of the Corporation this [__] of [__], 20[__].

SEMPRA ENERGY

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of the Series C Preferred Stock referred to in the within-mentioned Certificate of Determination.

Dated: [__], [__]

American Stock Transfer & Trust Company, LLC,

as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF

CERTIFICATE FOR SERIES C PREFERRED STOCK]

Cumulative cash dividends on each share of the Series C Preferred Stock shall be payable at the rate provided in the Certificate of Determination.

The Corporation shall furnish without charge to each Holder who so requests a statement of the rights, preferences, privileges and restrictions granted to or imposed upon each class or series of stock of the Corporation authorized to be issued, including the Series C Preferred Stock, and upon the holders thereof. Such statement may be obtained from the Corporation at the Corporation’s principal executive offices, which, on June 11, 2020, were located at 488 8th Avenue, San Diego, California 92101.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of the Series C Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of the Series C Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1

Sempra Energy

Global Preferred Share

4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C

Certificate Number:

The number of shares of the Series C Preferred Stock initially represented by this Global Preferred Share shall be [__]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of the Series C Preferred Stock evidenced by this Global Preferred Share in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

[1]	Attach Schedule I only to Global Preferred Shares.